Exhibit 99.1
Press Release

Source: Weststar Financial Services Corporation
Asheville, North Carolina
January 27, 2006

WESTSTAR FINANCIAL SERVICES CORPORATION
REPORTS 2005 EARNINGS SURPASS $1 MILLION

Weststar Financial Services Corporation (OTC:BB “WFSC”) reported consolidated net income of $1,078,751 for the twelve months ended December 31, 2005 compared to $658,204 for the comparable period in 2004 - an increase of 64%. On a per share basis, earnings for the twelve-month periods of 2005 and 2004 were $.72 vs. $.45 per diluted share - an increase of 60%. The increase in earnings was primarily attributable to growth in net earning assets.

For the three-month period ended December 31, 2005 net income totaled $382,279 compared to $201,816 for the comparable period in 2004—an increase of 89%. On a per share basis, earnings for the three-month periods of 2005 and 2004 were $.26 vs. $.14 per diluted share - an increase of 86%. The increase in earnings was primarily attributable to growth in net earning assets.

At December 31, 2005, consolidated assets totaled $138.8 million - a 6% increase over December 31, 2004. Asset growth was realized in loans, which increased 18% to $100.5 million, and investments, which increased 20% to $27.8 million. At December 31, 2005, the Company’s allowance for loans represented 1.75% of outstanding loans. Deposits reflected 4% growth to $119.1 million at December 31, 2005 compared to the previous year. Shareholders’ equity increased 8% over December 31, 2004 to $10.6 million at December 31, 2005.

Return on assets was 1.13% compared to .62%, and return on equity was 14.43% compared to 8.24% for the three-month periods ended December 31, 2005 and 2004, respectively. For the twelve-month periods ended December 31, 2005 and 2004, respectively, return on assets was .81% compared to .55%, and return on equity was 10.67% compared to 6.93%.

G. Gordon Greenwood, President and Chief Executive Officer, elaborated on earnings. “Record earnings were largely attributable to improved asset quality, a strong demand for loans and improved net interest margins, all of which reflect our actions in providing unforgettable service through Bank of Asheville and our partners at Bank of Asheville Mortgage, White Oak Financial and Alta Vista Wealth Management. A special thank you to the many customers, who choose Bank of Asheville as their financial partners and have made us 8 years strong,” stated Greenwood.

Weststar Financial Services Corporation is the parent company of The Bank of Asheville. Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust, and 50% interest in Bank of Asheville Mortgage Company, LLC, a mortgage broker. The bank operates 4 full-service banking offices in Buncombe County, North Carolina - Downtown Asheville, Candler, Leicester and South Asheville. Bank of Asheville Mortgage Company, LLC operates three offices -- Downtown Asheville, South Asheville, and Hendersonville.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Further Information, please contact:	Randall C. Hall Executive Vice President and Secretary Chief Financial Officer Phone (828) 232-2904; Fax (828) 350-3904 e-mail rhall@bankofasheville.com

5

Weststar Financial Services Corporation and Subsidiary
Financial Highlights

	12/31/2005	12/31/2004	% Change

Assets	$138,753,535	$131,006,707	5.91%

Deposits	$119,112,899	$114,441,748	4.08%

Loans (Gross)	$100,493,602	$84,852,070	18.43%
Allowance for Loan Losses	$(1,760,377)	$(1,608,366)	9.45%
Loans (Net)	$98,733,225	$83,243,704	18.61%

Investments	$27,824,748	$23,106,660	20.42%

Shareholders' Equity	$10,596,543	$9,810,187	8.02%

	Three Months Ended		%	Twelve Months Ended		%
	12/31/2005	12/31/2004	Change	12/31/2005	12/31/2004	Change

Net interest income	$1,439,814	$1,188,998	21.09%	$5,187,971	$4,546,298	14.11%
Provision for loan losses	65,500	270,000	-75.74%	466,270	1,010,300	-53.85%
Net interest income after
provision for loan losses	1,374,314	918,998	49.54%	4,721,701	3,535,998	33.53%
Other income	302,234	345,955	-12.64%	1,431,886	1,579,596	-9.35%
Other expenses	1,091,754	977,747	11.66%	4,464,811	4,093,885	9.06%
Income before taxes	584,794	287,206	103.61%	1,688,776	1,021,709	65.29%
Income taxes	202,515	85,390	137.16%	610,025	363,505	67.82%
Net income	$382,279	$201,816	89.42%	$1,078,751	$658,204	63.89%

Earnings per share*:
Basic	$0.27	$0.14	92.86%	$0.77	$0.47	63.83%
Diluted	$0.26	$0.14	85.71%	$0.72	$0.45	60.00%

Book value per share*				$7.56	$7.01	7.86%

Average shares outstanding*:
Basic	1,400,559	1,399,266		1,400,170	1,399,266
Diluted	1,487,058	1,472,276		1,490,574	1,471,143

Number of shares outstanding*	1,401,266	1,399,266		1,401,266	1,399,266

Ratios:
Return on Assets	1.13%	0.62%		0.81%	0.55%
Return on Equity	14.43%	8.24%		10.67%	6.93%
Capital to Assets	7.83%	7.55%		7.64%	8.00%
Loan Loss Allowance to
Loans Outstanding	1.75%	1.90%		1.75%	1.90%

*The share and per share amounts have been adjusted to reflect 6 for 5 stock split effected in a form of a 20% stock dividend paid on 1/31/05.

6